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                     October 5, 2020

       Geoffrey Strong
       Chief Executive Officer and Director
       Spartan Energy Acquisition Corp.
       9 West 57th Street, 43rd Floor
       New York, New York 10019

                                                        Re: Spartan Energy
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 7,
2020
                                                            File No. 001-38625

       Dear Mr. Strong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Ramey Layne